Exhibit 99.1

Media Contacts:

Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

Alexa Auerbach, +1 312-696-6481 or alexa.auerbach@morningstar.com

Cynthia Stephens, +1 781-376-0801, ext. 130, or cstephens@byallaccounts.com

Investors may submit questions to investors@morningstar.com or by fax to +1 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Acquires ByAllAccounts, Inc., Provider of Innovative Data Aggregation Technology for Financial Applications

CHICAGO, April 1, 2014—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today acquired ByAllAccounts, Inc., a provider of innovative data aggregation technology for financial applications.

ByAllAccounts uses a knowledge-based process, including patented artificial intelligence technology, to collect, consolidate, and enrich financial account data and deliver it to virtually any platform. The company has built a network of more than 2,100 clients, 4,300 custodians, and 40 platform and service providers. Clients include independent financial advisors, asset managers, wealth managers/family offices, trust companies, and broker-dealers. Currently, more than $730 billion in assets move daily through the ByAllAccounts aggregation engine.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “The ability to efficiently provide a holistic view of an investor’s total financial portfolio is now a requirement for wealth managers—not a ‘nice to have’ capability. ByAllAccounts is a trusted name with a reputation for high-quality and sophisticated aggregation technology that eliminates manual data entry and mitigates human error. We expect this acquisition to enhance many of Morningstar’s key solutions across our core customer groups, particularly bolstering our offerings that support an advisor’s workflow. We plan to integrate the service into our offerings as well as expand and develop ByAllAccounts’ third-party distribution relationships.”

ByAllAccounts has about 60 employees based primarily in Massachusetts. James Carney, president and CEO, will continue to lead the business.

“Morningstar has extensive reach within the wealth management community,” Carney said. “Becoming part of Morningstar will broaden our distribution and give us access to its breadth of capabilities, including its vast investment data expertise. As investment vehicles become increasingly global in nature, Morningstar’s international operations will also allow us to respond to the growing need for data aggregation outside the United States.”

Morningstar acquired ByAllAccounts for $28 million, subject to working capital adjustments.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on approximately 446,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 10 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and had approximately $159 billion in assets under advisement and management as of Dec. 31, 2013. The company has operations in 27 countries.

About ByAllAccounts, Inc.

ByAllAccounts provides innovative data aggregation technology for financial applications. The company develops the essential data aggregation technology that serves as the foundation for the financial industry’s wealth management applications, including portfolio management, reporting, compliance, trust accounting, and client relationship management (CRM). Its open architecture solution uses artificial intelligence to gather and transform financial account data and deliver it to any financial platform. The firm’s network of clients, custodial relationships, and platform and service providers rely on ByAllAccounts as their primary connector to structured and unstructured financial account data.For more information, visit www.byallaccounts.com.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; a prolonged outage of our database and network facilities; any failures or disruptions in our electronic delivery systems and the Internet; liability and/or damage to our reputation as a result of some of our pending litigation; liability related to the storage of personal information about our users; general industry conditions and competition, including current global financial uncertainty, trends in the mutual fund industry, and continued growth in passively managed investment vehicles; the impact of market volatility on revenue from asset-based fees; failing to maintain and protect our brand, independence, and reputation; changes in laws applicable to our investment advisory or credit rating operations, compliance failures, or regulatory action; and challenges faced by our non-U.S. operations, including the concentration of development work at our offshore facilities in China and India. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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